Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 5, 2016, relating to the consolidated financial statements and consolidated financial statement schedules of McKesson Corporation and subsidiaries, and the effectiveness of McKesson Corporation’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes), appearing in the Annual Report on Form 10-K of McKesson Corporation for the year ended March 31, 2016.

/s/ Deloitte & Touche LLP

San Francisco, California

September 2, 2016